KIRKLAND’S FOURTH QUARTER 2011 CONFERENCE CALL

Moderator: Robert Alderson
March 8, 2012
11:00 am CT

Operator:	Press 8 to pause the recording. Press 9 to fast forward 30 seconds. Press 0 to adjust the volume.
Ladies and gentlemen, thank you for standing by. Welcome to Kirkland’s, Inc. Fourth Quarter 2011 conference call.

During the presentation, all participants will be in a
listen-only mode. Afterwards, we will conduct a
question-and-answer session. At that time if you have a
question, please press the 1 followed by the 4 on your
telephone. If at any time during the conference you need to
reach an operator, please press star 0. As a reminder, this
conference is being recorded, Thursday, March 8, 2012.

I would now like to turn the conference over to Mr. Tripp Sullivan of Corporate Communications. Please go ahead, sir.
Tripp Sullivan:	Good morning and welcome to this Kirkland’s Incorporated conference call to review the company’s results for the fourth quarter of fiscal 2011.
On the call this morning are Robert Alderson, President and Chief Executive Officer, and Mike Madden, Senior Vice President and Chief Financial Officer.

The results, as well as Notice of the Accessibility in this
conference on listen-only basis over the Internet were
release earlier this morning in a press release has been
covered by the financial media. Except for historical
information discussed during this conference call, the
statements made by company management are forward-looking
and made pursuant to the Safe Harbor Provisions of the
Private Securities Litigation Reform Act of 1995.

Forward-looking statements involve known and unknown risks
and uncertainties which may cause Kirkland’s actual results
in future periods to differ materially from forecasted
results. Those risks and uncertainties are more fully
described in Kirkland’s filings with the Securities and
Exchange Commission, including the company’s Annual Report
on Form 10-K filed on April 14, 2011.

With that said, I will turn the call over to Mike for a review of the financial results.
Michael Madden:
Thanks, Tripp, and good morning everybody. I’ll begin with a review of the fourth quarter financial statements, and then
finish with financial guidance for the first quarter and
performance goals for fiscal 2012.

For the fourth quarter total sales, including gift card
breakage revenue, were $149.1 million, a 6.8% increase,
versus the prior year quarter. As previously announced,
comparable store sales increased 1.4%. E-commerce sales
entered the base of comparable stores sales in December of
2011 and contributed 80 basis points to the total increase
during the quarter. Average sales per store increased 4%
over the prior year quarter. The store comp sales increase
was driven by a 4% increase in the amount of the average
ticket. Increases in both the average retail selling price
and the number of items in each transaction led to the
overall increase in the average ticket. The transaction
count declined by approximately 3%, traffic count increased
2%, but a decline in the conversion rate more than offset
the traffic increase.

From a geographic standpoint, sales trends continued much
like the third quarter. We are — we experienced stronger
results in California, Arizona, Florida, the Upper Midwest,
and North Carolina. Results were below average in Texas and
Louisiana.

E-commerce sales were $3 million for the quarter. In our
first full-year operating the business, sales were $8.4
million. We experienced sales acceleration each quarter
since going live in November of 2010. Traffic to the site is on the rise with unique visits increasing 70% over the prior year during the months of January and February. The
merchandise category showing comp increases were art,
floral, seasonal, gifts, mirrors, and textiles. These
increases were offset primarily by declines in decorative
accessories, alternative wall décor, and frames.

In real estate we opened 11 stores and closed 3 stores
during the quarter, bringing us to 309 stores at
quarter-end. Eighty-four percent of the stores at
quarter-end were in off-mall venues, and 16% were located in enclosed malls. At the end of the quarter we had 2.1 million square feet under lease, a 10% increase from the prior year.
Average store size was up 7% to right at 6900 feet.

Gift card breakage revenue was $800,000 as compared to $250,000 in the prior year quarter, reflecting an increase in the estimate for the expected breakage rate.

Gross profit margin for the fourth quarter increased
approximately 70 basis points to 43.0% of sales from 42.3%
in the prior year. The components of reported gross profit
margin were as follows. First, merchandise margin increased
approximately 40 basis points as a percentage of sales. As
expected, lower inbound freight costs positively affected
the margin during the quarter, accounting for an increase of
110 basis points. An increase in promotional activity and a
higher markdown rate offset a portion of the gains realized
from the lower freight costs.

Secondly, we recorded a gain of approximately $1.2 million
during the quarter related to a change in the estimate of
our accrual for customer loyalty points. This adjustment
accounted for a benefit to cost of sales of approximately 90 basis points versus the prior year quarter. During the
quarter we terminated our agreement with our private label
credit card and loyalty program provider. As a result of
that termination, the loyalty accrual associated with that
program was reversed. We’ve replaced the credit card and
related loyalty program with a new provided. The rollout is
underway and should be completed before the end of the first quarter of 2012.

Thirdly, store occupancy costs increased 15 basis points a
percentage of sales. The increase, as a percentage of sales, reflects the slight increase in comparable store sales and a reduction in the number of renegotiated leases compared with the prior year. Fourth, outbound freight costs increased 40
basis due to higher diesel fuel cost, as well as shipping
and packaging costs associated with an increase in the
E-commerce business. And finally, central distribution costs were essentially flat as a percentage of sales.

Operating expenses for the quarter were $36.6 million or
24.5% of sales, as compared to $33.4 million or 23.9% of
sales in the prior year quarter. Increases in store payroll, as a percentage of sales, drove approximately 1/2 of the
overall increase. Staffing levels were increased during the
fourth quarter to support an increase planned promotional
activity and a larger seasonal merchandise offering. The
remainder of the increase was due to several factors,
including an increase in corporate salaries, as a percentage of sales, increases in accruals related to employee
benefits, and higher marketing and professional and legal
expenses. These increases, as a percent of sales were offset party by favorable experience in worker’s compensation and
general liability claim trends.

Depreciation and amortization was flat on a dollar basis,
but down slightly as a percentage of sales, reflecting the
improvement in total sales trends. Operating income for the
fourth quarter was $24.1 million or 16.1% of sales as
compared to $22.2 million or 15.9% of sales in the prior
year quarter.

Income tax expense was $8.9 million or 37.1% of pre-tax
income, versus expense of $7.9 million or 35.2% of pre-tax
income recorded in the prior year quarter. Income tax
expense for the fourth quarter of the prior year included a
net benefit of approximately $800,000 related to an
adjustment to the prior year income tax provision, partly
offset by a revaluation of the state tax rate on deferred
tax assets based on tax planning strategies implemented
during 2010.

Net income for the quarter was $15.2 million of 78 cents per diluted share, as compared to net income of $14.4 million or 70 cents per diluted share in the prior year quarter.

Turning to the balance sheet and the cash flow statement,
inventories at January 28, 2012 were on plan at $47.3
million, or $153,000 per store, as compared to $44.5 million or $148,000 per store in the prior year. This represents a
6% increase in total inventory and a 3% increase on a per
store basis. On a per square foot basis, inventories are
down about 3% year-over-year. We expect to end the first
quarter of 2012 with inventory levels in the range of $45 to
$47 million.

At the end of fiscal 2011 we had $83.1 million in cash on
hand, as compared to $91.2 million at the end of fiscal
2010. During the year we repurchased 2.1 million shares of
our common stock for a total of $24.6 million under our
repurchase authorization, which was established in August of
2011. No borrowings were outstanding under our revolving
line of credit at the end of either this fiscal year or the
prior.

For the full-year cash flows from operations were $41.8
million, as compared to $36.7 million in the prior year.
This increase in cash flow from operations primarily relates to the timing of Federal and State income tax payments.

Capital expenditures for the year were $26.7 million. Of the total capital expenditures, $15.2 million related to new
store construction, $8.7 million related to information
technology maintenance and projects, and the balance related to maintenance capital expenditures for stores, the
distribution center, and the corporate offices.

The final item I’ll cover before turning it over to Robert is to provide some guidance on our outlook for the first quarter of 2012 and some high level performance goals for the full-year fiscal 2012.

For the first quarter ending April 28, 2012, we expect total sales to be in the range of $98 to $100 million reflecting
comparable store sales of flat to slightly positive,
compared with net sales of $94.4 million and comparable
store sales decrease of 8.4% in the quarter. We expect some
continued benefit from inbound freight costs during the
first quarter, likely to be in the range of 30 to 50 basis
points. Excluding the freight impact, merchandise margins
have been relatively strong for the first quarter-to-date.

Operating expenses are expected to increase as percentage of sales, primarily reflecting a planned increase in marketing
activity. Earnings per share are expected to be in the range of 11 to 14 cents per diluted share, compared to 15 cents
per share in the prior year quarter.

We expect to open approximately 5 stores and close 15 stores during the quarter. For the full-year of fiscal 2012, as it
relates to store count and store growth, we expect to open
35 to 45 stores and close approximately 25 stores, implying
unit growth of between 3% and 6% and square footage growth
of 9% to 13%. The store openings will be weighted toward the second half of the year, and the closings will be weighted
toward the first half of the year.

Our top line expectations are for total sales in fiscal 2012 to be above fiscal 2011 in the range of 10% to 12%. This
expectation for total sales growth reflects the additional
week in the retail calendar for fiscal 2012, which includes
53 weeks. This level of sales growth would imply comparable
store sales of flat to slightly positive for the full-year,
excluding the impact of the additional week of sales.

Based on our current outlook, we would expect operating
margin for fiscal ’12 to approximately equal that of fiscal
’11. We expect inbound freight costs to be lower than the
prior year during the first half of fiscal 2012, and edge
upwards as the year progresses. We are encouraged by our
merchandise margin results thus far and optimistic about the prospects for our merchandise offering in 2012, and its
ability to further improve our merchandise margins.

Increases in fuel costs, a planned increase in marketing
activity, and investments in additional personnel in key
areas of the business to support our growth and technology
investments will serve to offset some of the merchandise
margin gains.

With a tax rate assumption ranging between 38% and 38-1/2% for the year, at this time we would expect earnings per share to be in the range of $1.10 to $1.15 for fiscal 2012.

From a cash flow standpoint, we anticipate again generating
positive cash flow in 2012 and fully funding our new store
growth, technology, and other capital improvements through
internally generated cash flows. We do not anticipate usage
on our line of credit.

Capital expenditures are currently anticipated to range
between $29 million and $32 million in 2012 before landlord
construction allowances for new stores. We currently
estimate that approximately $16 to $18 million of the total
capital expenditures will related to new store construction,
$7 to $8 million will relate to information technology, with the balance of our capital expenditures relating to
distribution center improvements and store merchandise
fixture enhancements and other refurbishments.

We will update outlook each quarter during 2012.
Thank you and I’ll now turn the call over to Robert.
Robert Alderson:
Thanks, Mike. Q4 2011 showed financial and merchandise
performance improvement over the prior year quarter, and
continuation of generally improved trends in our business
that began in the third quarter.

Although better than originally projected, the Q4 comparable sales increase was moderate and helped by the entry of our startup E-commerce business into the comp base in December.

Art, as it easily does, led the way with substantial comp
and product margin increase. A strong seasonal offering in
both Harvest and Christmas in the fourth quarter, again,
drove positive sales and product margin gains as our
strategy to buy up to the prior year quarter proved
successful, despite the expected promotional season. We see
year round opportunity in seasonal product, which we have
historically limited largely to the back half of the year.
Gift and impulse also contributed significantly and should
have full-year impact.

Traffic gains in the quarter, as well as an average ticket
increase highlighted the transaction metrics. Conversion
percentage was the only metric that was down for the
quarter. Transactional metrics for the quarter and the back
half are stronger in non-mall stores than mall stores, a
trend that we expect to continue in 2012.

As we begin 2012 we’re encouraged about the composition of
our merchandise mix and — in relation to that of a year ago, and we’re also encouraged by the early trends we’re seeing.
Framed Art remains a solid and consistent performer entering
2012 with good momentum, and driving our average unit retail of strong sales in large art pieces. We presented (these
styles) in materials and table and floor lamps as we seek to update and upgrade this category.

Based on proven success, our proprietary wax programs will
be emphasized in candles. We expect our furniture business
to continue to provide strong sales and support average
ticket gains, and provide both every day and promotional
opportunity. Mirrors gained sales and margin momentum in the fourth quarter, as our inventory levels achieved balance and size and type. We should continue it in the first half.
Further strength in the quarter is expected in Floral and
Garden textiles, and our expanding gift business.

Seasonal will be important to the quarter as our expanded
Easter offering is — has performed very well today. Our
Alternative Wall Décor business is back on plan and should
perform better as the year progresses; albeit at lower sales levels than 2010 and ’11 as we adjust skews and inventory
levels to demand.

Our first quarter performance opportunity is on the product
margin line. As Mike mentioned, we do expect some
incremental tailwind from freight charges during the first
half, but that should moderate as the first half progresses
and freight rates evidenced announced increases in March and
June. It is uncertain if and how much of announced container increases will actually hold in the face of continued tepid
worldwide demand.

Based on historical experience, both inbound and outbound
freight rates, as well as retail sales will be affected if
oil prices continue to rise and remain at historic high
levels due to political unrest or the anticipation thereof.

We should continue to get a slight sales boost from results
of our E-commerce business as it continues to experience and project rapid growth. We will make adjustments to our
distribution center this year to facilitate this growth;
however, we don’t expect E-com to be a significant
percentage of our overall sales for several years, despite
building at strong year-over-year rates.

These store growths should continue in the first half as we
aim towards a slightly larger class of stores in 2012,
suggested by our consistent success in new store performance since resuming building new stores in 2009. Space
availability remains a store growth constraint, but we also
remain optimistic that we will get more than our share of
suitable spaces and remain a force in the process of
retenanting large spaces for multiple tenants. Closings
project to continue at fairly high levels for 2012 and ’13
as we near the end of our move out from recently closed
malls to strip centers. We will likely rethink our ultimate
position in certain existing markets where a suitable
opportunity to move off-mall has not or is not likely to be
presented in the near or mid-term.

This year we will also refocus our relocation efforts to
work on relocating older deals in unanchored lifestyle
centers. We’ll also continue to develop our presence in the
California market where we’ve seen very nice acceptance.

There’s really no magic formula. The marketplace is very
fragmented and every deal is hard and time consuming. The
only formula for success is to make every deal stand on its
own, practice prudence in the deal negotiation in the
build-out, and react quickly to make the deal and build the
stores.

Mike mentioned that we would spend slightly more advertising in 2012. We have developed and distributed our first form of a catalog in our history, 24 pages, designed to show our new merchandise and showcase the style and pricing. It’s a
learning process in every way, but we see a great
opportunity to build sales following with customers and
brand awareness as we sent them to a million customers, and
distributed 500,000 in our stores.

We continue to build on our Internet advertising presence with the additional Twitter during Q4 and Pinterest in the first quarter.
We appreciate your continued interest and we’re ready to take questions, operator.
Operator:
Thank you, sir. Ladies and gentlemen if you’d like to
register for a question, please press the 1 followed by the
4 on your telephone. You will hear a three-toned prompt to
acknowledge your request. If your question has already been
answered and you would like to withdraw registration, please press the 1 followed by the 3. If you’re using a
speakerphone, please lift your handset before entering your
request. Once again to register for a question, please press the 1 followed by the 4 on your telephone.

And our first question comes from the line of Brad Thomas with Keybanc Capital Markets. Please go ahead.

(Benan Vichelvin): Hi, this is (Benan Vichelvin) in place of Brad Thomas. You mentioned that you’re planning on increasing your marketing expense and I was just wondering if you could give a bit more color on how much you plan to increase, where that increase will go, and what the expected benefits will be?

Michael Madden:
Well, in terms of how much we’re talking about here, I
think, you know, the fiscal year 2011 we spent approximately
1.1% of our sales in marketing and advertising activities.
As — we’re talking about a move from that level to in the
range of 1-1/2% to you know 1.7%, just depending on our
success and how much we — how we read the activities that we undertake during the first half and measure them and react.

Robert Alderson:	Now, those numbers are embedded in our forecast.
Michael Madden:
They are. And in terms of the activities themselves, Robert
mentioned one of them. We did launch a catalog this first
quarter. It’s a — our first effort at that in quite some
time, and really on that scale ever that we’ve done. We’re
anxious to — we’re in the midst of that being out there and
in place and in everybody’s hands, and we’ll be able to
measure that better as we get later into the quarter. But,
that’s the type of activity we’re talking about, a little
bit more mass effort and adding to our continued interest in email marketing and online advertising.

Robert Alderson:
I think you can think of it that the Internet really drives
current customers and repeat customers, and you get some new customer benefit. I think we’re thinking a little bit more
about how we add customers with the advertising expense and
try to do that in a very measured and precise way, and feel
our way along with it before we make a much bigger spend.

(Benan Vichelvin): Okay, great. Thanks. And could you give a little more color on the cadence of your comp brandings throughout the year, you know, just if it’s separate from the first half and the second half? You know, in the second half you have more difficult comparisons, so just wanted to see how you’re thinking about that.

Michael Madden:
Well, I think it — the way it turns out it’s pretty
consistent, in terms of how we’ve guided here. I would
point out that, you know, as we look at the quarters
individually here going into this year, you know, Q1 was
actually, even though you look at last year’s comp of
down 8%, actually a little bit tougher comparison. If
you go back two years we were up 12% in that quarter and
it was a very strong quarter in the first quarter of
2010. We obviously weren’t able to comp that last year,
but that rollover effect, if you will, remains. And Q1
was actually a quarter where we generated a lot of sales
volume. Just we were up against some really tough comps
last year.

(Benan Vichelvin):Okay, great.
Robert Alderson:	I think we see opportunity in the back — in the remaining three quarters though. I especially would expect to see some in Q2.
Michael Madden:	Yes.
(Benan Vichelvin):Okay, thanks.
Operator:	Our next question comes from the line of Neely Tamminga with Piper Jaffray. Please go ahead.
Neely Tamminga:	Great. Thanks, you guys. Good morning.
Michael Madden:	Good morning, Neely.
Robert Alderson:	(Good morning).
Neely Tamminga:
Hey, so just a couple questions, if I may? First, gas
prices? I mean, you did talk about the freight, in terms
of on the movement of your product, but can you remind
us historically has your consumer seen resistance when
we go into like gas price shocks? Help us to understand
some of the historical context there, and then I’ve got
a handful of other questions too.

Robert Alderson:
Okay. Well, you know, I think 2010 was maybe the last
period where we saw dislocations in price. And, you
know, I — we personally feel like it affected the
customer. I — you know that was the first time that we
spiked to $4 and beyond and we saw, I think, $147 oil,
something like that. And, you know, I think that’s -
that was some of the period in time where consumer
confidence received some of its probably most difficult
shocks in recent past.

So, I don’t know that it’ll be quite that event when it
goes to $4 this time, Neely, since we’ve been there
before. But I think, you know, oil above $100 is not, as
of yet, that impactful except as it’s going to impact
some of our outbound diesel. But, if it goes back up in
to the $130s or $140s again, I think it’ll affect
business.

Neely Tamminga:
Okay. Hey, and then a little bit on regional
performance. Mike, I was joined to the call as you were
talking about some of your regional underperformance.
Could you talk a little bit more — just maybe repeat a
little bit of what you said by region, and is it a
company-specific situation or do you think there’s
something going on with those local areas from an
economic perspective?

Michael Madden:
Yeah, just to repeat some of that, we — it was
consistent with what we saw really in Q3, in terms of
trend versus total company. And where we saw the
strength was in California, Arizona, Florida, the Upper
Midwest, and North Carolina, and then the weakness was
in Texas and Louisiana, which is something we’d seen
really throughout 2011.

I — you know, as to whether it’s company-specific, I
think there’s certainly some economic issues in the
Louisiana markets and in some of the Texas markets that
are remaining from the oil moratorium and the employment
situations in some of those markets. But also, we’ve
been adding a lot of stores in Texas, and filling out
some of those markets sometimes impacts your comp a
little bit. I don’t think that’s a huge impact, probably
two, three points in those markets, but I think it is an
impact nonetheless. So, that portion of it would be
somewhat company-specific.

Neely Tamminga:
Okay. And then, from a merchandise perspective, you know
we’re hearing a lot about color as being a primary
driver in apparel-land, are you seeing some of that
across your merchandise categories? I mean, it sounds
like you’ve got some pockets of strength and your
categories could play really well to that, in terms of
quick updates and refreshes in homes. Just wondering.

Robert Alderson:	Yeah, I think.
Neely Tamminga:	...how you guys are seeing that internally.
Robert Alderson:	...if you walk in our store today, Neely, you’d be struck by the impact of color.
Neely Tamminga:	Absolutely.
Robert Alderson:
It’s very much in the forefront of what’s happening in a
lot of categories, and I think it’s very impactful and,
you know, it’s been very helpful to us. And if you see
our first spring catalog you see, you know color is very
prominent. And, you know, we tried very hard to be more
quickly transitioned into spring this year in 2012, I
think as we’ve discussed with you, from time-to-time
over the last year. So, I think it’s certainly a
suggestion that you’ve had and we certainly agree with
it and tried to implement it.

Neely Tamminga:	Great. Thanks you guys and good luck.
Michael Madden:	Thank you.
Robert Alderson:	Thank you. We appreciate it.
Operator:	Our next question comes from the line of Anthony Lebiedzinski with Sidoti & Company. Please go ahead.
Anthony Lebiedzinski:Yes, good morning. I was wondering if you could give us an update on your IT system initiatives. I know you did a point of sale last year and planning to do some improvements in your merchandising system, so could you please discuss that please?
Michael Madden:
Sure. Well, as you said, we completed our POS activities
last year. We — (really) hardware and software, and that
was in place throughout really the meat of the fourth
quarter. So, that was one good one to get behind us and
we’re having, you know, good results after the fact, so
we’re very pleased about that great effort by the team
here.

But we also — the biggest effort right now that we’re in
the midst of is the merchandising system transition to
an Oracle system, and you know that project is ongoing.
We’re still developing some of the interfaces that will
be needed once we go live, and that effort — the
timeline on that effort right now is suggesting the
fall. But, what we’ll have to do at that point in time
is judge based on, you know, where we are in the
seasonality of the business as to whether that’s wise to
cut over at that point in time once we complete all the
implementation effort. And that may result in a deferral
until the beginning of next year, so that’s the timeline
that we’re looking at right now.

It’s an ongoing effort and a lot of work and energy being expended there right — as we speak.
Anthony Lebiedzinski:Okay, thanks. And then, could you give us an update on the trends that you’re seeing in real estate costs?
Robert Alderson:
I think deals are a bit tighter. As I said, space
availability remains some constrain on the number of
deals that can done, but I don’t think the price is
dramatically different year-over-year in 2011 based on
what we’re seeing for those we’ve completed so far this
year for — or last year for 2012. I think it remains
much about how quickly landlords are able to get to a
place where they can breakup existing vacant big box
spaces that they have an opportunity to break into
multiple tenant spaces. And that represents an
investment by the landlord, and they always try to find
a single user first, but you know I think eventually
we’ll see more and more of that activity and we’re at
the forefront of that.

So, I think we’ll see a little bit tighter deals, but maybe not as big a factor in 2012 as we might expect.
Anthony Lebiedzinski:Okay. And lastly, I’m just wondering, are you including share — potential future share buyback in your EPS forecasts?
Michael Madden:	No, we are — we will report that activity as we progress quarter-by-quarter, so that is based on the current sharecount coming into the year.
Anthony Lebiedzinski:Okay, thank you.
Operator:	Ladies and gentlemen as another reminder, if you’d like to register for a question, please press the 1 followed by the 4 on your telephone.
Our next question comes from the line of Christine Rapalje with SunTrust Robinson Humphrey. Please go ahead.
Christine Rapalje:	Good morning, guys.
Robert Alderson:	Hey.
Christine Rapalje:
Just a couple of questions. First on the conversion, the
decline you saw in fourth quarter, do you see that as an
opportunity for some merchandising changes, or do you
think maybe there’s some further adjustments to the mix
perhaps away from some of the categories that you noted
as having some weakness?

Robert Alderson:
Well, conversion — you know we had some traffic gains in
the quarter. Conversion’s always a fact — you know I
think always factor of the level of traffic and how well
they perceive your merchandise. And I think any time you
don’t convert positively you’re asking yourself, “Can we
do this better on the merchandise side?”

And we have already made substantial adjustments to our
mix for the first half and we’ll expect to do that in
the back half as we look toward ordering seasonal for
the fall, which we’re already in that process right now.
So yeah, we certainly will, Christine.

Christine Rapalje:
And then just secondly, I think you mentioned that you
think seasonal — that you expect to increase that.
Looking forward in the calendar you mentioned Easter
being bigger this year. What other sort of opportunity
do you see, as far as highlighting particular holidays
this year?

Robert Alderson:
Well, I hope we execute both on the merchandise and
store side, I hope we execute Mother’s Day better. I
think it’s a great opportunity — the biggest opportunity
in the first half. And we are — have thought about that
based on experience. You know, and we’ll do — we did a
little bit more Valentine’s this year than we’ve done in
the past and, as I said, more Easter.

You know, there are opportunities to do things around
even miscellaneous — at what’s become miscellaneous
holidays like President’s Day and Fourth of July when
you think of them in the retail context. But, the big
seasonal piece always is in the second half for us and
always will be, but we’re going to try to find
opportunities around every special event or holiday to
present a reason for somebody to come by our store and
see what’s happening.

Christine Rapalje:	Okay. Well, great. I saw the catalog and it looks really good. Good luck with that.
Robert Alderson:	Thanks. I hope you bought something because of it.
Operator:	And there are no further questions at this time. I’d like to turn the call back over to you Mr. Alderson for your closing remarks.
Robert Alderson:	Thanks, guys. We appreciate your time and interest and we’ll talk to you in May, I believe.
Thanks.
Operator:	Ladies and gentlemen that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line.

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